Exhibit 16.1

February 13, 2026
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Millennium Group International Holdings Limited

Dear Sir or Madam:

We have been furnished a copy of the statements being made by Millennium Group International Holdings Limited (“Registrant”) in its Form 6-K for the month of February 2026 and captioned “Change in Company’s Certifying Accountant.” We are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

Sincerely,

/s/ Wei, Wei & Co., LLP

Flushing, New York